Free Writing Prospectus Pursuant to Rule 433

Registration No. 333-178272

November 2, 2012

Aetna Inc.

Final Term Sheet

	$500,000,000 1.50% Senior Notes due 2017	$1,000,000,000 2.75% Senior Notes due 2022	$500,000,000 4.125% Senior Notes due 2042
Expected Ratings (Moody’s/S&P/Fitch):	Baa1/A-/A-(1) (neg./stable/neg.)	Baa1/A-/A-(1) (neg./stable/neg.)	Baa1/A-/A-(1) (neg./stable/neg.)

Note Type:	Senior Notes	Senior Notes	Senior Notes

Legal Format:	SEC Registered	SEC Registered	SEC Registered

Principal Amount:	$500,000,000	$1,000,000,000	$500,000,000

Trade Date:	November 2, 2012	November 2, 2012	November 2, 2012

Settlement Date (T+3 Days):	November 7, 2012	November 7, 2012	November 7, 2012

Maturity Date:	November 15, 2017	November 15, 2022	November 15, 2042

Coupon:	1.50%	2.75%	4.125%

Interest Payment Frequency:	Semi-annual	Semi-annual	Semi-annual

Interest Payment Dates:	May 15 and November 15	May 15 and November 15	May 15 and November 15

First Interest Payment Date:	May 15, 2013	May 15, 2013	May 15, 2013

Day Count:	30/360	30/360	30/360

Pricing Benchmark:	0.75% due October 31, 2017	1.625% due August 15, 2022	3.00% due May 15, 2042

Benchmark Spot:	100-04 3/4	99-06	102-08

Benchmark Yield:	0.720%	1.715%	2.886%

Reoffer Spread to Benchmark:	+88 basis points	+123 basis points	+133 basis points

Reoffer Yield:	1.600%	2.945%	4.216%

Price to Public / Reoffer Price:	99.519%	98.318%	98.457%

Underwriting Fees:	0.600%	0.650%	0.875%

	$500,000,000 1.50% Senior Notes due 2017	$1,000,000,000 2.75% Senior Notes due 2022	$500,000,000 4.125% Senior Notes due 2042
Use of Proceeds:	The net proceeds are expected to be used to finance a portion of the cash portion of the purchase price of Aetna’s acquisition of Coventry.	The net proceeds are expected to be used to finance a portion of the cash portion of the purchase price of Aetna’s acquisition of Coventry.	The net proceeds are expected to be used to finance a portion of the cash portion of the purchase price of Aetna’s acquisition of Coventry.

Optional Redemption:

At any time prior to October 15, 2017, at the greater of 100% of the principal amount of the notes or at a make whole using a discount rate of Treasury plus 12.5 basis points.

On or after October 15, 2017, redeemable at par.

At any time prior to August 15, 2022, at the greater of 100% of the principal amount of the notes or at a make whole using a discount rate of Treasury plus 20 basis points.

On or after August 15, 2022, redeemable at par.

At any time prior to May 15, 2042, at the greater of 100% of the principal amount of the notes or at a make whole using a discount rate of Treasury plus 20 basis points.

On or after May 15, 2042, redeemable at par.

CUSIP Number:	00817Y AL2	008117 AP8	00817Y AM0

ISIN Number:	US00817YAL20	US008117AP87	US00817YAM03

Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Goldman, Sachs & Co. UBS Securities LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

Senior Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. HSBC Securities (USA), Inc. PNC Capital Markets LLC

(1)

The security ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co. by calling 1-866- 471-2525, UBS Securities LLC by calling 1-877-827-6444, ext. 561 3884, J.P. Morgan Securities LLC by calling 1-212-834-4533, Morgan Stanley & Co LLC by calling 1-866-718-1649 or RBS Securities Inc. by calling 1-866-884-2071.